STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (the "Agreement") is made this 13th day of July, 1998 by and among First Sierra Financial, Inc., a Delaware corporation (1) ("Buyer"), and Michael Johnson, Christopher Lamey, Marina Investments Limited (a Jersey incorporated Company) and Wendy Hazel Johnson
(2) (each individually a "Shareholder" and collectively, the "Shareholders"). The Company and the Shareholders are sometimes together referred to as the "Seller Group". The Seller Group and Buyer are collectively referred to herein as the "Parties."

                                  BACKGROUND

     WHEREAS, Suffolk Street Group Plc (a public company limited by shares incorporated in England and Wales under company number 2797369) (the Company) is engaged in the business of developing and maintaining asset leasing and mortgage portfolios as well as various activities ancillary thereto (collectively, the "Business");

     WHEREAS, Buyer desires to acquire the entire issued share capital of the Company ("Shares") by means of a transaction exempt from registration pursuant to Regulation S promulgated under the U.S. Securities Act of 1933, as amended ("Regulation S"); and

     WHEREAS, the Shareholders are the registered owners of the Shares and desire to transfer their Shares to Buyer pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the premises and promises made herein, the Parties agree as follows:


                        ARTICLE I  ARTICLE I ARTICLE I

                             CERTAIN DEFINITIONS

     "Adjustment Proposal" has the meaning set forth in Clause 2.7(b) below.

     "Affiliate" shall mean:

          (a) any corporation, partnership, trust or other entity (i) in which the Company or any person listed in (b) or (c) below has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with the Company, any person listed in (b) or (c) below, any of the entities described in the preceding clause (i) or any combination thereof;

          (b)  the Shareholders; and

          (c) any descendant, ancestor, spouse, brother, sister or other relation of any person described in (b) above.

     "Agreed Bundle" means the bundle of documents in the agreed form which is annexed to the Disclosure Letter.

     "agreed form" means in the form agreed in writing between the Shareholders' Solicitors and the Buyer's Solicitors.

     "Business" has the meaning set forth in the preface above.

     "Business Day" means a day (excluding Saturday) on which banks generally are open in London for the transaction of normal banking business.

     "Buyer's Group" means the Subsidiaries of the Buyer, any Holding Company of the Buyer and the Subsidiaries of that Holding Company.

     "Cash Consideration"  has the meaning set forth in Clause 2.4.

     "Closing" has the meaning set forth in Clause 2.1 below.

     "Claim" means any claim brought by the Buyer against all or any of the Shareholders for breach of the Representations.

     "Closing Date" has the meaning set forth in Clause 2.1 below.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "Consideration Shares" has the meaning set forth in Clause 2.4.

     "Consolidated or on a consolidated basis" means in relation to the Net Worth and the Preliminary Settlement having been consolidated in accordance with UK GAAP, in particular the requirements of Financial Reporting Standard 2.

     "Companies Act" means the Companies Act 1985 as amended.

     "Disclosure Letter" means a letter from the Shareholders to the Buyer in the agreed form disclosing exceptions to the Representations.

     "Dispute Notice" has the meaning set forth in Clause 2.7.

     "Employment Contracts" means the employment contracts in the agreed form to be entered into by Messrs Michael Johnson Gareth Jones and David Hoggard on or prior to closing.

     "Group Company" means the Company and its Subsidiaries.

     "Held Back Shares" has the meaning set forth in Clause 2.6.

     "Holding Company" means a holding company as defined in s736 of the Companies Act 1985.

     "Independent Auditor" has the meaning set forth in Clause 2.7.

     "knowledge" means knowledge of the Company which shall include knowledge of any of the Shareholders, having made due and careful inquiry of the Company's directors, officers and employees.

     "Last Accounts" means the accounts of the Company and its Subsidiaries for the periods ended 31 December 1997.

     "Last Accounts Date" means the date of the Last Accounts as indicated therein.

     "Laws" means all laws, statutes, codes, rules, regulations, ordinances or other requirements applicable to the Company or the Business.

     "Material Contract" has the meaning set forth in Clause 3.25.

     "Material Adverse Effect" means an adverse effect which is material to the business, properties, financial condition or prospects of the Company or any of its Subsidiaries.

     "Net Worth" means the aggregate of the amount of the called up share capital of the Company and the amount standing in the Company's and its Subsidiaries' capital and revenue reserves (including any share premium account, consolidated reserve and loss account) on a consolidated basis.

     "Ordinary Course" or "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Properties" means the leasehold premises occupied by the Company at suites 3 and 4 Zealley House, Greenhill Way Newton Abbot Devon and the leases under which both suites are held.

     "Purchase Consideration" has the meaning set forth in Clause 2.4 below.

     "Purchase Consideration Adjustment" has the meaning set forth in Clause
     2.7.

     "Purchaser's Solicitors" means Hammond Suddards of 7 Devonshire Square, Cutlers Gardens, London, EC2 4YH.

     "Representations" means the representations contained in Article III of this Agreement.

     "Residential Properties" means the properties known as 23 Palmerston Road Carshalton Surrey, 7 Albany Close, Little Bushey Lane, Bushey and 1 Bournebrook Close Fillingley.

     "Tax Deed" means the deed executed by the Buyer and the Shareholders and which relates to tax matters in the agreed form set out as Exhibit A.

     "Scheme" means Suffolk Street Services Limited Retirement Benefit
     Scheme.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, claim, charge or lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

     "Seller Group" has the meaning set forth in the preamble.

     "Shareholders Solicitors" means Bermans of 7 Ralli Courts, West Riverside, New Bailey Street, Manchester M3 5FT.

     "Stock Consideration" has the meaning set forth in Clause 2.4.

     "Stock Price" means the closing price per share of common stock of the Buyer on the trading day five (5) days prior to the Closing Date.

     "Subsidiary" means a subsidiary as defined in S736 of the Companies Act 1985 as amended..


                            ARTICLE II ARTICLE II

                              PURCHASE AND SALE

     2.1  The Closing. The closing of the transactions contemplated by this
          -----------
Agreement (the "Closing") shall take place at the offices of the Purchasers' Solicitors in London, England. on the date the Parties may mutually determine (the "Closing Date").

     2.2  Actions at the Closing.  At the Closing, (a) the Shareholders
          ----------------------
shall deliver, and shall cause the Company to deliver, to Buyer the various certificates, instruments and documents referred to in Clause 6.1 below, and
(b) Buyer shall deliver to the Shareholders the various certificates, instruments and documents referred to in Clause 6.2 below.

     2.3  Delivery of the Shares.  Each of the Shareholders
          ----------------------
agrees to and will sell, convey, transfer, assign and deliver to Buyer at the Closing, on the terms and subject to the conditions set forth in this Agreement. As legal and beneficial owner with full title guarantee, all his/its Shares in the Company free and clear of all liens, charges, encumbrances and adverse claims of any nature whatsoever. Together with accrued benefits and rights attached thereto and all dividends declared after the Closing. At the Closing, the Shareholders shall deliver to Buyer duly executed stock transfer forms in favor of Buyer with respect to the entire issued share capital of the Company and the Shareholders shall deliver to Buyer the share certificates relating to the Shares.

     2.4  Purchase of Shares.  At the Closing, Buyer shall
          ------------------
deliver to Shareholders the aggregate consideration for the Shares (the "Purchase Consideration") as set forth below:

     (a) Five million five hundred thousand dollars (US $5,500,000) by wire transfer of immediately available funds to the accounts designated by Shareholders (the "Cash Consideration"); and

     (b) Subject to Clause 2.6, a number of shares of Buyer's common stock equal to five million five hundred thousand dollars (US $5,500,000) divided by the Stock Price (the "Stock Consideration" or the "Consideration Shares"). The Buyer undertakes to the Shareholders to deliver the stock certificates relating to the Consideration Shares to the Shareholders within 14 days of Closing.

     (c) The Buyer will on Closing apply to NASDAQ for admission of those Consideration Shares and procure their registration.

     The Purchase Consideration shall be allocated among the Shareholders in proportion to their respective ownership interest in the Company (as set out at Document Number 3. [List of document disclosed on 9th July 1998] on List 1 of the Agreed Bundle) (provided that no fractional shares shall be issued, and the value of any fractional shares, valued at the Stock Price shall be payable in cash).

     2.5  Closing of Transfer Records.  After the execution of this Agreement
          --------------------------
and prior to the close of business on the Closing Date, no transfers of shares in the Company shall be registered other than as contemplated by this Agreement.

     2.6  Escrow.
          ------

          (a) Subject to the provisions of Section 2.6(b), Buyer as escrow agent shall hold 50% of each Shareholder's pro-rata share of Stock Consideration ("Held Back Shares"), with executed stock transfer forms to hold and dispose of the Held Back Shares in escrow for Buyer and the Shareholders until the Held Back Shares are to be released pursuant to the terms hereof. The Held Back Shares deposited by Shareholders pursuant hereto shall, until released to Buyer or the Shareholders pursuant to the terms hereof, remain registered in the name of such Shareholders, and such Shareholders shall be entitled to vote the same and Buyer will take all reasonable steps to allow and facilitate the exercise of such rights.
Except for tax-free dividends paid in stock declared with respect to the Held Back Shares pursuant to Section 305(a) of the Code, the Shareholders shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Held Back Shares. In the event of any meeting of Stockholders of Buyer during the period in which the Held Back Shares are held by Buyer pursuant hereto, Buyer shall send to each Shareholder promptly copies of any notices, proxies and proxy material in connection with such meeting. If there is no dispute pending on the one-year anniversary ("First Anniversary") of the Closing between Buyer and Shareholders with regard to any Claim, all Held Back Shares will be released from escrow by Buyer to the Shareholders.

          (b) If at any time prior to the First Anniversary any Claim shall have been settled by written agreement of the parties hereto or adjudged due by a court of competent jurisdiction from which there is no right of appeal or such right is either time barred or waived by the Shareholders, then in satisfaction or part satisfaction of any Claim, any or all of the Shareholders may elect at any time prior to the First Anniversary to surrender all or part of their Held-Back Shares being valued at the market stock price on the day preceding such election, and in the event of such election, no lock-in or other agreement between the parties hereto, to retain any of the Held-Back Shares for any period of time whether contained under this Agreement or under any other agreement between the parties shall apply to such amount of stock as is used in settlement of the Claim. Any surrender of shares under this clause shall be effected on a pro-rata basis, and any shares not required to be surrendered under this clause shall be delivered to the Shareholders on the First Anniversary.

          (c) If there is a dispute pending on the First Anniversary between Buyer and Shareholders with regard to any disputed Claim the Buyer, as the escrow agent shall have the right to withhold, such number of Held Back Shares valued at the market stock price on the preceding day which is considered by the Buyer to have the value equivalent to the amount of the Claim and any legal and other associated costs until such dispute is settled by written agreement of the parties hereto or adjudged due by a court of competent jurisdiction from which there is no right of appeal, and any Held Back Shares which do not relate to the disputed amount shall be released to the Shareholders on the First Anniversary. In no event shall any Held Back Shares be released from escrow by Buyer in settlement of any disputed Claim alleged to be due unless and until such dispute is settled by written agreement of the parties hereto or adjudged due by a Court of competent jurisdiction from which there is no right of appeal.

     2.7  Closing Net Worth.
          -----------------

          (a)  Adjustment to Purchase Consideration.  The Purchase
               ------------------------------------
Consideration is valued upon the Net Worth of the Company being at least #1,310,725 at the Closing Date. In the event that the Buyer delivers an Adjustment Proposal to the Shareholders under Clause 2.7(b) below before the First Anniversary and the Shareholders are adjudged to be accountable to the Buyer for a shortfall (the "Shortfall") in the Net Worth, the Shareholders may elect to surrender the number of Held Back Shares valued at the market stock price on the day preceding such determination equivalent to the Shortfall, provided that such determination of the Shortfall is made prior to the First Anniversary. If such Shortfall is determined on a date after the First Anniversary (provided the Adjustment Proposal is served prior to the First Anniversary), the Shareholders shall pay the amount of the Shortfall to the Buyer in cash within 30 Business Days of such determination.


          (b)  Calculation of Net Worth.  On the Closing Date, the
               ------------------------
Shareholders shall deliver to Buyer a preliminary statement (the "Preliminary Settlement Statement") setting forth their good faith estimate of the amount of Net Worth as of such date, which shall be the basis for any payment under Section 2.7(a). If at any time thereafter (but not later than one year following the Closing), Buyer believes that the Preliminary Settlement Statement did not fully describe Net Worth on the Closing Date, then Buyer may deliver to the Shareholders a statement (the "Adjustment Proposal") setting forth in detail its proposed adjustments to the Preliminary Settlement Statement. Buyer shall provide the Shareholders and their representatives with full access to all assets, records and work papers necessary to compute and verify the accuracy of the Adjustment Proposal. This Adjustment Proposal as delivered to the Shareholders shall be final for purposes of this Agreement unless, within thirty (30) days after delivery to the Shareholders, they shall deliver to Buyer a notice setting forth in detail their disagreement with the Adjustment Proposal ("Dispute Notice"). After delivery of a Dispute Notice, Buyer and the Shareholders shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within thirty (30) days after receipt by Buyer of the Dispute Notice, the dispute (but only such disputed items) shall be submitted to the Independent Auditor (as defined below). The Independent Auditor shall not have authority to redetermine any matter except those which are in dispute. The Independent Auditor shall be directed to issue a final and binding decision within sixty (60) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Adjustment Proposal, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the parties.

          (c)  Preliminary Settlement Statement, Adjustment Proposal and
               ---------------------------------------------------------
Related Procedures.  The Preliminary Settlement Statement and Net Worth on
------------------
the Closing Date and Adjustment Proposal shall be prepared in accordance with the calculation of Net Worth set out below:.

          "Net Worth" on the Closing Date for the purpose of clause 2.7(b) above shall be calculated by taking the Net Worth as at the Last Account Date and;

               (i) adjusting as may be appropriate to take account of any variation in the Company's called up share capital consolidation reserve and share premium account; and

               (ii) adding or deducting as the case may be credit or any debit balances in the Company's consolidated profit and loss account.

attributable to the period between the Last Accounts Date and the Closing Date and calculated in accordance with UK GAAP and other accounting principles and practices employed by the Company in the preparation of the Last Accounts and excluding any adjustment which may arise by virtue of an anticipated sale of the Company or its shares thereof.

          "UK GAAP" means the accounting principles and basis recommended by the Institute of Chartered Accountants in England and Wales and generally adopted and accepted in England as at the date hereof.

          The "Independent Auditor" shall mean one of the "Big Six" UK public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor shall be equitably allocated by the Independent Auditor based upon his decision. The decision of the Independent Auditor with respect to the Adjustment Proposal shall be final and binding on the parties. The full force and effect of the representations and warranties shall in no way be diminished by the Preliminary Settlement Statement, the Adjustment Proposal or the determination of the Independent Auditor.

                                  ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

     Subject to the provisions of Clause 3.31 hereof the Shareholders jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are accurate, correct and complete as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) in all material respects. For the avoidance of doubt the property warranties contained in this agreement shall apply solely to the Properties save where there is a specific reference to the Residential Properties in the property warranties.

     3.1  Authority and No Conflict.  The Seller Group has full right, power
          -------------------------
and authority, without the consent of or filing with any other person (including any governmental authority), to execute and deliver this Agreement and the agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. All corporate and other acts required to be taken by the Seller Group to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been properly taken. Such execution, delivery and performance will not create any encumbrance nor terminate nor accelerate any obligation of the Business and will not violate or conflict with any provision of (i) the Articles of Association and Memorandum of Association of the Company, (ii) any contract, permit, license or other instrument to which any member of the Seller Group is a party or is bound,
(iii) any injunction, decree or judgment of any court or governmental agency, or (iv) any Law applicable to the Seller Group or the Business.

     3.2  Validity.  This Agreement has been, and the agreements and other
          --------
documents to be delivered at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of members of the Seller Group who are parties thereto, enforceable in accordance with their respective terms. No approval, registration, filing or other action by or with any person, including any governmental authority, is required for the Seller Group to execute and consummate this Agreement.

     3.3  Due Organization.  The Company is a public company limited by
          ----------------
shares, duly incorporated in England under the Companies Act 1985 (as amended). The copies of the Memorandum and Articles of Association of the Company which have been delivered to Buyer are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to the share capital of the Company, and the Company is not in default or breach in relation to any provision contained therein. The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received. All documents which should have been delivered by the Company to the registrar of companies in relation to companies incorporated in England have been properly so delivered. The Company has full power and authority and all requisite licenses and rights to carry on the Business.

     3.4  Capitalization.  The authorized share capital of the Company is
          --------------
100,000, divided into 100,000 ordinary shares of #1.00 each, of which 57,895 shares have been issued, are fully paid up, and are held by the Shareholders in the proportions set out at Document Number 3 [List of documents disclosed on 9th July 1998] on List 1 of the Agreed Bundle. Each of the Shareholders is the sole legal and beneficial owner of the shares set opposite his name in Document Number 3 [List of documents disclosed on 9th July 1998] on List 1 of the Agreed Bundle and has the absolute right to sell, transfer and assign the same to Buyer, free and clear of all liens, charges, encumbrances and adverse claims of any nature whatsoever, and such shares in aggregate constitute the entire issued share capital of the Company. The Company is the sole legal and beneficial owner of all of the issued and outstanding capital stock of each Subsidiary free and clear of all liens, charges, encumbrances and adverse claims of any nature whatsoever. All issues of shares in the Company and each Subsidiary have been duly authorized and validly made, including in compliance with all applicable laws. There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the issued shares in the Company or any Subsidiary and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any. No share warrants to bearer have been issued with respect to any shares in the Company or any Subsidiaries. There are no voting trusts or other agreements, arrangements or understandings between all or any of the Shareholders or any other person applicable to the exercise of voting or any other rights with respect to the issued shares in the Company or any Subsidiary or with respect to the rights to the management of the Company or any Subsidiary.

        3.5  Subsidiaries. Document Number 4 [List of documents disclosed
             ------------
on 9th July 1998] on List 1 of the Agreed Bundle sets out a complete and accurate list of all the Subsidiaries of the Company. All of the Subsidiaries of the Company are wholly-owned by the Company. Each
Subsidiary is a private company limited by shares, duly incorporated in England under the Companies Act 1985 (as amended). The copies of the Memorandum and Articles of Association of each Subsidiary which have been delivered to Buyer are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to the share capital of each Subsidiary, and no Subsidiary is in default or breach in relation to any provision contained therein. The statutory books (including all registers and minute books) of each Subsidiary have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received. All documents which should have been delivered by each Subsidiary to the registrar of companies in relation to companies incorporated in England have been properly so delivered. Each Subsidiary has full power and authority and all requisite licenses and rights to carry on the Business.

     3.6 Directors and Officers. Document Number 5 [List of Documents
         ----------------------
disclosed on 9th July 1998] on List 1 of the Agreed Bundle sets out a true, complete and current list of the officers and directors of the Company and each Subsidiary.

     3.7  Transactions with Affiliates.  No Shareholder or any Affiliate:

          a. owns, directly or indirectly, any interest in any entity which is a competitor, lessor, lessee, customer, licensor or supplier of the Company or any Subsidiary;

          b. has any cause of action or other claim against or owes any amount to, or is owed any amount by, the Company or any Subsidiary or any licensor or supplier of the Company or any Subsidiary;

          c. has any interest in or owns any assets, property, or rights used in the conduct of the Business; or

          d. is a party to any contract, lease, agreement, arrangement or commitment used in the Business.

          e.
    Company or any of its Subsidiary.

     3.8  Insolvency (the Company).  In respect of the Company and each
          ------------------------
Subsidiary: (i) no order has been made and no resolution has been passed for its winding up or for a provisional liquidator to be appointed; (ii) no petition has been presented and no meeting has been convened for the purpose of its winding up; (iii) no administration order has been made and no petition for such an order has been presented; (iv) no receiver (which term shall include an administrative receiver) has been appointed or in respect of all or any of its assets; (v) it is not insolvent, nor unable to pay its debts within the meaning of section 123 Insolvency Act 1986, nor has stopped paying its debts as they fall due; and (vi) no voluntary arrangement has been proposed under section 1 Insolvency Act 1986. No event analogous to any of the foregoing has occurred in or outside England. No unsatisfied judgment is outstanding against the Company or any Subsidiary, and no guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

        3.9  Insolvency (Shareholders).   In respect of each of the
             -------------------------
Shareholders: (i) no bankruptcy order has been made or a petition for such an order presented; (ii) no application has been made for an interim order under section 253 Insolvency Act 1986; (iii) no Shareholder is unable to pay or has no reasonable prospect of being able to pay any debt as those expressions are defined in section 268 Insolvency Act 1986; (iv) no person has been appointed by the court to prepare a report under section 273 Insolvency Act 1986; and (v) no interim receiver has been appointed of any Shareholder's property under section 286 Insolvency Act 1986.

     3.10  City Code on Takeovers and Mergers.  The Shareholders have
           ----------------------------------
obtained all necessary waivers and approvals required under the City Code on Takeovers and Mergers with respect to the transactions contemplated by this Agreement.

     3.11  Banking Relationships and Investments.  Document Numbers 4 to 13
           -------------------------------------
inclusive [List of Documents disclosed on 9th July 1998] on List 1 of the Agreed Bundle sets out an accurate, correct and complete list of all banks and financial institutions in which the Company and each Subsidiary has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. Document Numbers 6 and 7 [List of Documents disclosed on 9th July 1998] on List 1 of the Agreed Bundle sets out an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company and each Subsidiary (the "Investments"). The Company and each Subsidiary has good and legal title to all of their respective Investments.

     3.12  Insurance.  Document Numbers 8 and 9 [List of Documents disclosed
           ---------
on 9th July 1998] on List 1 of the Agreed Bundle sets out an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance or fidelity bonds ("Insurance") maintained by the Company and each Subsidiary or in which the Company or any Subsidiary is a beneficiary or a named insured. All Insurance has been issued under valid and enforceable policies or binders for the benefit of the Company or the Subsidiaries and all such policies or binders are in such types and full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. Schedule 3.12 sets forth the

Company's and each Subsidiary's complete claims experience (both insured and self-insured) for the past two years. No notice of cancellation or nonrenewal with respect to any Insurance has been received by the Company or any Subsidiary. Neither the Company nor any Subsidiary has any knowledge of any facts or the occurrence of any event which could materially increase the insurance premiums payable under any Insurance.

     3.13  Motor Vehicles.  Document Number 10 [List of Documents disclosed
           --------------
on 9th July 1998] on List 1 of the Agreed Bundle sets out an accurate, correct and complete list of all motor vehicles used by the Company or any Subsidiary, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable law; and (b) insured as set forth in Schedule 3.13.

      3.14  (a)   The Properties are the only properties owned, occupied or
otherwise used in connection with the business of the Company (other than the Residential Properties owned by Suffolk Street Mortgage Management Limited) and all the estate, interest, right and title whatsoever (including interests in the nature of options and rights in the nature of contractual licences) of the Company in respect of any land or premises. The particulars of the Properties shown in Document Numbers 1,2 and 3 (List of Documents disclosed on 8 July 1998) on List 1 of the Agreed Bundle are true and correct.

            (b) The Properties which are occupied or otherwise used by the Company in connection with its business are so occupied or used by right of ownership or under lease or licence.

            (c) The Company is the legal and beneficial owner of the Properties and is in sole and undisputed occupation of the Properties.

            (d) The information contained in the Disclosure Letter as to the tenure of the Properties, the principal terms of the leases held by the Company, subject to and with the benefit of which the Properties are held is true and accurate in all respects. The present use of the Properties is correctly stated the leases.

            (e) The Company has a good and marketable title to the Properties and the Residential Properties and the Company's title to the Properties is unregistered and commences with a good root of title and the Company's title to the Residential Properties is registered with good title. The Company's title to the Properties and the Residential Properties is not open to challenge under the Insolvency Act 1986 as a transfer at an undervalue or as a preference. All documents of title in respect of the Properties and the Residential Properties are in the possession of and under the control of the Company.

            (f) The Properties are free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company/or any other person.

            (g) The Properties are not subject to any outgoings other than business rates, water and sewerage charges, insurance premiums, rent and service charges.

            (h) So far as the Shareholders are aware the Properties are not subject to any covenants, obligations, exceptions, reservations, stipulations, easements, quai-easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or any other matters which may adversely affect the value of the Properties or their proper use, occupation or enjoyment for the purposes of the business of the Company.

            (i) Where any such matters as are referred to in Clauses 3.14(f), 3.14(g) and 3.14(h) have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

            (j) So far as the Shareholders are aware all easements, covenants, exceptions, reservations and other matters to which the Properties are subject or which benefit the Properties and which require registration at the Central Land Charges Registry in order to be binding on successors in title, have been duly protected by registration.

            (k) So far as the Shareholders are aware the Properties are not subject to any option, right of pre-emption or right of first refusal.

            (l) So far as the Shareholders are aware the Properties are not subject to any Local Land Charges or rights of common and no matter exists which is capable of registration as such against the Properties and has not been so registered.

            (m) So far as the Shareholders are aware all agreements, covenants, restrictions and other matters to which the Properties are subject have been complied with.

            (n) There are no claims, disputes or outstanding orders or notices affecting the Properties (whether served by a landlord, local authority, local planning authority or other body or person).

            (o) There is no person who is in occupation (other than pursuant to any of the tenancies referred to in the Disclosure Letter) or who, has or claims any rights or easements of any kind, in respect of the Properties, adversely to the estate, interest, right or title of the Company therein.

          Environmental Matters
          ---------------------

            (p) So far as the Shareholders are aware none of the following are present or have ever been present under at, upon, in or under the Properties, namely substances named in the First Appendix to the Notification of Installations Handling Hazardous Substances Regulations 1982 (No. 1357), all substances names in the First Appendix to the Planning (Hazardous Substances) Regulations 1992 (No. 656), explosives within the meaning of the Explosives Act 1875, controlled waste within the meaning of s.75(4) of the Environmental Protection Act 1990 ("EPA"), radioactive waste as defined by s.18(4) of the Radioactive Substances Act 1960, substances prescribed (for any purpose) under regulations made under s.2(5) of the EPA any substance capable of causing harm as defined by s.1(4) of the EPA, save as contained in the Disclosure Letter.

            (q) The Properties have not been the subject of any complaint or notice (including verbal) to the Company with respect to the release of any substance (which shall include odour and noise) into the environment

("release" and "environment" to be interpreted in accordance with s.1 of the EPA), to the Planning Acts (or any regulations made thereunder) or to the safety or protection of health or property save as contained in the Disclosure Letter and no claims with respect to such matters are pending or threatened.

            (r) So far as the Shareholders are aware at no time has there been:

                (i) any release, discharge, seepage or treatment of any hazardous substance upon, in or under the Properties;

                (ii) any storage, generation or disposal of any special, hazardous or toxic chemicals or waste upon, in or under the Properties;

                (iii) any spillage or leakage of petroleum products upon,
            in or under the Property (other than immaterial quantities in connection with operation of motor vehicles on the Properties);

                (iv)  any radon gas detected at the Properties;

                (v) any enforcement action brought by H.M. Inspectorate of Pollution (HMIP), the National Rivers Authority (NRA) or local authority in relation to the Properties or any processes or activities carried on upon it nor has there been any third party claim relating to the release, discharge, storage, treatment, generation, emission or disposal of any substance on, in or from the Properties.

            (s) So far as the Shareholders are aware the Company has received and has at all material times complied with and is in full compliance with all consents, notifications, orders, exemptions, licences, approvals, permissions, registrations, authorisations and other requirements under all laws, regulations, policies, codes and guidelines (whether Local, National, European or International) which are applicable to the Company and/or any uses or operations undertaken at, upon, in or underneath the Property with respect to the release of any substance (which shall include odour and noise) into the environment ("release" and "environment" to be interpreted in accordance with s.1 of EPA), to the Planning Acts (or any regulations made thereunder), the presence of any substance within the ambit of Clause 3.14(p) or to the safety or protection of health or property save as contained in the Disclosure Letter.

            (t) So far as the Shareholders are aware where any such consents, modifications, orders, exemptions, licences, approvals, permissions, registrations, authorisations or other requirements as are referred to in Clause 3.14(s) have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been fully observed and performed and any payments in respect of them due and payable have been duly paid.

            (u) The use of the Properties is the lawful use for the purposes of the Planning Acts. All consents applicable to such use are either unconditional or are subject only to conditions which have been satisfied or are subject to continuing conditions all of which have been and are being duly complied with and which are not onerous. No consents are personal or for a limited period only.

            (v) Planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts in respect of all development of the Properties and any subsequent alteration, extensions or other improvement of the same, and no such planning permission is of a personal or temporary nature or has been revoked, modified or suspended, or is the subject of a High Court challenge, and no application for planning permission in relation to the Properties is either awaiting decision or the subject of any appeal.

            (w) Building regulation consents have been obtained with respect to all development, alterations and improvements to the Properties.

            (x) There are not (and there have not been) any breaches of planning control, listing building control, conservation area control or other regulatory schemes imposed by the Planning Acts, or regulations made thereunder, or the Building Act 1984 or regulations (or other secondary legislation made thereunder) with respect to the Properties.

            (y) Compliance is being made and has at all times been made with all agreements, relating to the Properties, made under Section 106 of the Town and Country Planning Act 1990, Section 38 of the Highways Act 1980,
Section 33 of the Local Government (Miscellaneous Provisions) Act 1982, or
Section 111 of the Local Government Act 1972.

            (y) The Properties are not listed as being of special historic or architectural importance or located in a conservation area.

            (z) All development charges, monetary claims and liabilities under the Planning Acts or any other such legislation have been discharged and no such liability, contingent or otherwise, is outstanding.

          Statutory Obligations
          ---------------------

            (aa) Compliance has been made with all applicable statutory and bye-law requirements with respect to the Properties and in particular (but without limitation) with the requirements as to fire precautions and under the Office, Shops and Railway Premises Act 1963, the Public Health Acts 1936 to 1961, the Factories Act 1961, the Building (Inner London) Regulations 1985, the Food Premises (Registration) Regulations 1981 and the Food Safety Act 1990.

            (bb) There is no outstanding and unobserved or unperformed obligation with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

            (cc) There are not in force or required to be in force any licences whether which apply to the Properties or the present use of the Properties for the purpose of the business of the Company.

            (dd) The Shareholders have received no notice of any compulsory purchase notices, orders or resolutions or blight notices affecting the Properties nor are there any circumstances likely to lead to any being made.

            (ee) There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties nor are there any circumstances likely to lead to any being made.

            (ff) The principal means of access to the Properties is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense.

            (gg) The Properties enjoy full and unrestricted mains services of water foul and surface water drainage, electricity and gas which are adequate for the purposes for which the Properties are presently used. The pipes, wires, cables, sewers, drains and other services which serve the Properties either do not pass through land in the ownership of another person or company before connecting to the mains or the Properties have the benefit of the necessary easements in respect of the same perpetuity and at no or only a nominal charge.

            (hh) The Properties are not situated in an area of past or present mining activities, and the Properties are not located in an area which is, nor are they for any other reason, particularly susceptible to flooding.

            (ii) The Properties are insured against all normally insurable risks (including terrorism) in their respective full reinstatement values (with no unusual exclusions) and for not less than three years' loss of rent and against third party and public liabilities to an adequate extent.

            (jj) All premiums payable in respect of insurance policies with respect to the Properties which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

            (kk) The information in the Disclosure Letter with respect to the insurance policies to the best of the Shareholders knowledge and belief is up to date and true and accurate in all respects.

          Leasehold Property
          ------------------

            (ll) The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the leases under which the Properties are held (the "Leases"), and the last demand (or receipts for rent if issued) were unqualified, and the Leases are valid and in full force.

            (mm) All licences, consents and approvals required from the landlords and any superior landlord under the Leases have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

            (nn) There is no rent review under the Leases currently in progress.

            (oo) There is not outstanding or unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under the Leases.

            (pp) There is no obligation to reinstate the Properties by removing or dismantling any alteration made to it by the Company or any predecessor in title to the Company.

            (qq) There are no circumstances which would entitle the landlord to exercise any powers of entry or to take possession, whether by way of forceable re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the Properties.

            (rr) There are no side letters, collateral assurances, undertakings or concessions which have been made by any party to the Lease.

            (ss) Details as are contained in, or in the Disclosure Letter, of all leases in respect of which the Company may have continuing obligations, whether as an original covenantor, guarantor or otherwise, are true and accurate in all respects.

     3.15 The Last Accounts
          -----------------

          (a) The Last Accounts were prepared in accordance with the historical cost convention and the bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Company and its Subsidiaries in respect of the last three preceding accounting periods.

          (b)  The Last Accounts:

               (i) give a true and fair view of the state of affairs and assets and liabilities of the Company and its Subsidiaries at the Last Accounts Date and of its profits for the financial period ended on that date;

               (ii)  comply with the requirements of the Companies Act;

               (iii) comply with all generally accepted United Kingdom accounting principles applicable to a United Kingdom company;

               (iv) are not affected by any extraordinary, exceptional item (as defined by a statement of Standard Accountancy Practice and generally accepted accounting principles);

               (v) give a true and fair view of the financial position of the Company and its Subsidiaries as at their date;

               (vi) fully disclose all the assets of the Company and its Subsidiaries as at their date;

               (vii) within the scope of "materiality" as such term is used in Schedule 4, Part II of the Companies Act 1985 and having had due regard to any statements or guidelines issued by the Institute of Chartered Accountants in England and Wales on the interpretation of the term "material" in relation to the preparation of accounts make full provisions or full reserve for all known liabilities and capital commitments of the Company and its Subsidiaries outstanding at the Last Accounts Date, and make adequate provisions or note in accordance with good accounting practice for known contingent, unquantified or disputed liabilities; and

          (c) No amount included in the Last Accounts in respect of any assets, whether fixed or current, exceeds its purchase price or production cost (within the meaning of CA 1985 Schedule 4) or (in the case of current assets) its net realisable value on the Last Accounts Date.

     3.16 Interim Change.  Since December 31, 1997, the Company has
          --------------
operated the Business in the Ordinary Course, consistent with past practice, and there has not been any of the following in connection with the Business:

          a. any event resulting in, or that could result in, a Material Adverse Effect;

          b. any material change in personnel or relationships with third parties, including suppliers, customers and others;

          c. any material increase in the compensation, or benefits payable or to become payable to or on account of employees or third parties;

          d.  any work stoppage or labor dispute;

          e. any damage to, destruction of or claim against a material asset, or any disposition of assets, other than sales in the ordinary course of business on terms consistent with past practice;

          f. any material change in credit or any change in accounting practices;

          g.  any change in status of any Material Contract;

          h. the Company has not declared, made or paid any distribution within the meaning of Income and Corporation Taxes Act 1988 ("ICTA 1988");

          i.  no accounting period of the Company has ended;

          j. no event has occurred which will give rise to a tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

          k. no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to taxation which should have been included in the provision for deferred taxation contained in the Financial Statements if such disposal or other event had been planned or predicted at the date of Financial Statements;

          l. the Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax;

          m. the Company has not been a party to any transaction for which any tax clearance provided for by statute has been or could have been obtained; or

          n.  any agreement to take any of the foregoing actions.

     3.17  Title to Assets.  The Company or a Subsidiary is the sole and
           ---------------
exclusive legal and equitable owner of all right, title and interest in and to all of the assets used in the Business or shown on the Last Accounts (or acquired since the date of the most recent Last Accounts) (the "Assets"), free and clear of the interests and rights of any other party, including any lease, license, right, security interest, mortgage, lien, encumbrance, restriction or royalty arrangement of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, and no person other than the Company or a Subsidiary has any interest in any assets employed in the Business. The Assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business. The Company's and each Subsidiary's assets constitute all assets used in the Business, are sufficient to permit the Company and its Subsidiaries to carry on the Business, and will continue to be available and will furnish Buyer with all of the rights to operate the Business in the same manner as presently carried on and historically operated by the Company and its Subsidiaries.

     3.18  Intellectual Property.  Document Number 13 [List of Documents
           ---------------------
disclosed on 9th July 1998] on List 1 of the Agreed Bundle sets out a complete list and summary description of all patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, inventions and trade secrets owned by the Company or any Subsidiary or utilized in the Business (the "Intellectual Property"). There are no licenses or other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within 90 days after Closing. With respect to the Intellectual Property, (a) the Company or a Subsidiary has the sole and exclusive right to use the Intellectual Property free of rights or claims of others; (b) no action, suit, proceeding or investigation is pending or, to the Company's or any Subsidiary's knowledge, threatened; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others, or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) none of the Intellectual Property, the use thereof by the Company or any Subsidiary, or the activities of the Business infringe upon or violate any rights of others; and (f) neither the Company nor any Subsidiary has agreed to indemnify any person for or against any infringement of or by the Intellectual Property.

     3.19  Software and Information Systems.
           --------------------------------

     (a)  All of the Company's or any Subsidiary's Software is Year 2000
Compliant;

     (b) The Software does not violate or infringe any trade secret rights, work rights, mask copyrights, patents or other rights of others and no assertion to the contrary has been made by any third party; and

     (c) Neither the Company nor any Subsidiary has copied or used any of the Software in violation of the applicable license or otherwise violated any of its agreements or the rights of others with respect thereto.

The term "Software" means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by the Company or any Subsidiary or employed in the Business. The term "Year 2000 Compliant" means, with respect to the Company's or any Subsidiary's Software such Software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the Software used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the Software being acquired, properly exchanges date/time data with it.

     3.20  Customers and Suppliers.  The Seller Group has to the best of its
           -----------------------
knowledge and belief no knowledge of nor has it received any notice of any fact, condition or event (i) which would cause Buyer's relationship with any customer or supplier to be materially and adversely different than the current relationship of such customer or supplier with respect to the Business, or (ii) which would materially and adversely affect any customer or supplier's ability to supply, purchase or lease products or services to or from Buyer.

     3.21  Employees; Independent Contractors.  Document Numbers 14 and 15
           ----------------------------------
[List of Documents disclosed on 9th July 1998] on List 1 of the Agreed Bundles and Document Number 7 [List of Documents disclosed on 10th July 1998] on List 1 of the Agreed Bundle constitute an accurate, correct and complete schedule containing:

          a. a list of all employees (including name, title and position) employed by the Company and each Subsidiary;

          b. the employee's length of service and date of hire and the notice period;

          c. a list of all agreements, arrangements or understandings, written or oral, with each employee, regarding services to be rendered, terms and conditions of employment and confidentiality (with respect to such items listed on Document Number A on List 1 of the Agreed Bundle, true and correct copies have been delivered to Buyer);

          d. the compensation (including date and amount of last salary increase, terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee; and

          e. a summary of all current and other arrangements with independent contractors.

All employees of the Company and each Subsidiary can be terminated without notice other than any notice required by law or their contracts of employment. With respect to the employees of the Company and each Subsidiary, (i) there are and have been no actual or alleged violations of any Laws respecting the employment of any employees; no employees are represented by any union or covered by any collective bargaining agreement and there has been no question concerning representation raised or threatened; (ii) all employment-related books and records have been prepared in the ordinary course of business; (iii) the Company and each Subsidiary is in compliance with all contracts of or respecting employment; (iv) there is no employment handbook, personnel policy manual, similar document or action that creates prospective employment rights or obligations; (v) no workers' compensation claims shall arise after Closing resulting from events, circumstances, exposures, conditions or occurrences occurring prior to the Closing Date (vi) there exists no discrimination or harassment claims by any employees against the Company or any Subsidiary or their respective officers or employees, or the Shareholders, and there are no circumstances which could give rise to any claim or allegation in regard thereto. So far as the Shareholders are aware no persons treated as independent contractors by the Company or any Subsidiary should under applicable law have been treated as employees.

     3.22  Employee Benefit Plans.
           ----------------------

     (a) Document Numbers 86 to 91 [List of Documents disclosed on 6 June 1998] on List 3 of the Agreed Bundle contains a complete list of all employee pension benefit schemes, private medical plans, bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded (all the foregoing being herein called "Benefit Plans") maintained or contributed to for the benefit of any of the employees of the Company or any Subsidiary.

    (b) Save for the Scheme there are no pension, life assurance benefits or similar schemes, arrangements or obligations in respect of any of the directors, former directors, employees or former employees of any Group Company and no Group Company has any obligation to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of Section 612 of the Income and Corporation Taxes Act 1988 to or in respect of any of the directors, former directors, employees or former employees of any Group Company.

    (c) The Disclosure letter contains or refers to details of the Scheme and the benefits payable to and in respect of the directors, former directors, employees or former employees of any Group Company.

    (d) The Scheme complies with the provisions of all relevant legislation and the requirements of the Pension Schemes Office and the Department of Social Security. The Scheme is approved under Chapter 1 of Part XIV of the Income and Corporation Taxes Act 1988 and the Seller Group is not aware of any ground on which that approval may be withdrawn or cease to apply.

    (e) The Seller Group and each Group Company has duly complied with its obligations under the trust deeds and rules of the Scheme. No claim action complaint or investigation in relation to the Scheme has been made or threatened against the Seller Group or against the trustees of the Scheme.

    (f) No Group Company has made or proposed and will not before Closing make or propose, any voluntary or ex gratia payments to or in respect of any director, former director, employee or former employee of any Group Company in respect of any relevant benefit as defined in 1 above. No indemnities have been given under which any Group Company or the trustees of the Scheme may be liable.

     (g) No director, former director, employee or former employee of any Group Company has been given and will not be given before Closing any undertaking assurance (whether legally binding or not) as to the continuance, introduction, increase or improvement of any benefit scheme or arrangement (including the Scheme) after Closing.

     3.23  Administration. The Benefit Plans have been administered to date
           --------------
in compliance with all requirements of law and in accordance with their terms. All reports, returns and similar documents for the Benefit Plans required to be filed with any government agency or distributed to any participant have been duly and timely filed or distributed. There are no investigations, proceedings or other claims (except claims for benefits payable in the normal operation of either plan), against or involving any Benefit Plan that could give rise to any material liability to such plan, nor, are there any facts that could give rise to any material liability to any plan.

     3.24  Licenses and Permits.  Document Numbers 16, 18 and 19 [List of
           --------------------
Documents disclosed on 9th July 1998] on List 1 of the Agreed Bundle contains a complete list and summary description of all permits, licenses, approvals, registrations and authorizations used or required for the operation of the Business (the "Licenses and Permits"). The Company or a Subsidiary holds all the Licenses and Permits in its name. The Licenses and Permits are valid and in full force and effect, no violations exist in respect thereof and there are not pending, or to the knowledge of the Company and the Subsidiaries, threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit. There is no reason why any of the Licenses or Permits should be suspended, threatened or revoked to be invalid as a result of the consummation of the sale of the Shares to Buyer and no person is entitled to suspend, threaten or revoke any of the Licenses or Permits.

     3.25  Material Contracts.  Document Numbers 8 to 14 and 19 to 22
           ------------------
inclusive [List of Documents disclosed on 10th July 1998] on List 1 of the Agreed Bundle sets out a complete list of all, written and oral contracts, instruments, commitments, agreements, arrangements and understandings, including all amendments and supplements thereto to which the Company or a Subsidiary is a party or otherwise related to the Business (i) which are material to the operations (as historically conducted or presently conducted), assets, liabilities, condition (financial or otherwise), operations or prospects of the Business or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

          a. all purchase orders or contracts for the purchase of any materials or services involving an amount in excess of $10,000 or which were not entered into in the ordinary course of business;

          b.  any sales or service agreements;

          c. any design, engineering, consulting, or distribution agreement;

          d.  all real property leases;

          e. all contracts providing the Company or any Subsidiary with the right to reproduce or in any way deal with the works of others;

          f. any agreement not to compete or otherwise restricting activities;

          g. any contract relating to leasing/hire purchase or mortgages held by the Company in respect of the Business having an aggregate value of #30,350; and

          h. other than contracts relating to leasing/hire purchase or mortgages held by the Company in respect of the Business any contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate value of #15,000 or more.


Accurate, correct and complete copies of each Material Contract (of the form of each such contract) have been delivered to Buyer. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by the Company or any Subsidiary, or, to the knowledge of the Seller Group, by any other party. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any Material Contract nor entitle the other party thereto to terminate such Material Contract. With respect to each Material Contract which is to be assigned to Buyer pursuant to the terms hereof, Buyer will succeed to all the rights and benefits of the Company.

     3.26  Grants and Allowances.  Neither the Company nor any Subsidiary
           ---------------------
has applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency.

     3.27  Legal Proceedings.  None of the Seller Group nor any Subsidiary
           -----------------
is engaged in or a party to or, to the knowledge of the Seller Group, is threatened with any dispute, action, arbitration, suit or other proceeding, including any relating to the Business or its assets and so far as the Shareholders are aware no circumstances exist which could give rise to any such proceeding. The Seller Group has no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. None of the Company, any Subsidiary, the Shareholders, the Business or its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

     3.28  Compliance with Law.  The Company, each Subsidiary and the
           -------------------

Business conform in all material respects to all applicable Laws and restrictive covenants applicable thereto, and each member of the Seller Group and each Subsidiary has complied with all Laws with respect to the Business, and restrictive covenants applicable thereto, and there is not and will not be any liability to Buyer arising from or related to any prior violations thereof. No member of the Seller Group nor any Subsidiary has
(a) made any unlawful political contributions, (b) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements in a manner reflecting their true nature, (c) made any payment to officials in their individual capacities for the purpose of affecting their action or the action of the body they represent or to obtain special concessions, or (d) made payments to individuals or taken similar actions to obtain or retain business, other than customary business gifts or entertainment.

     3.29  Brokers.  The Seller Group has not retained any broker, finder or
           -------
agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby and as to which Buyer will incur any liability.

     3.30  Disclosure.  The representations and warranties of the Seller
           ----------
Group contained in this Agreement, the Disclosure Letter and each agreement, attachment, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby do not so far as the Shareholders are aware omit to state any fact necessary in order to make the statements and information contained herein or therein not misleading.

     3.31  Limitations on Claims
           ---------------------
     (a) The Shareholders shall not be liable for any Claim whatsoever and howsoever arising unless he receives from the Buyer written notice containing details of the Claim including the Buyer's estimate (on a without prejudice basis) of the amount of such Claim;
       i) on or before the second anniversary of closing in the case of a Claim other than one relating to the indemnities contained in the Tax Deed

       ii) on or before the sixth anniversary of Completion in the case of a Claim for breach of any of the indemnities contained in the Tax Deed.

     (b) The Buyer shall have no right to recover in respect of a Claim unless and until the aggregate liability of the Shareholders in respect of breach of Representations exceeds US$110,000 but if such aggregate liability should exceed that sum, the Shareholders shall be liable for only the excess over that amount.

     (c) The aggregate amount of liability of the Shareholders for all Claims shall not exceed US$5,500,000.

     (d) The Shareholders shall not be liable for any Claim if and to the extent that the fact matter event or circumstances giving rise to such Claim was fully and fairly disclosed in the Disclosure Letter.

     (e) No Claim shall lie against the Shareholder in respect of any matter arising as a result of any change in the law or of any change in the rates or principles of taxation subsequent to Closing.

     (f) The Shareholder shall not be liable for any Claim in respect of any fact matter event or circumstances to the extent that specific allowance provision or reserve has been made for such specific fact matter event or circumstances in the Last Accounts.

     (g) The Shareholders shall not be liable in respect of any Claim to the extent that the Claim would not have arisen but for any act matter or thing done or omitted to be done after the date hereof by the Buyer or any member of the Buyer's Group otherwise than in the ordinary and usual course of business in the Company as carried on at Closing.

     (h) A breach of this Agreement which is capable of remedy shall not entitle the Buyer to compensation except and to the extent that the Shareholder is given written notice of such breach and following such notice such breach remains unremedied at the expiry of 30 days following the date upon which such notice is served.

     (i) If the Shareholder pays the Buyer any amount or releases Common Stock in the Buyer to it in discharge of any Claim and if the Buyer or any member of the Buyer's Group subsequently recovers from a third party (including any tax authority) a sum which is directly referable to the subject matter of the Claim the Buyer shall repay to the Shareholders:

       i) an amount equal to the sum recovered from the third party less any reasonable costs of recovery incurred by the Buyer or the member of the Buyer's Group as a direct result of recovering same and any tax suffered on the receipt or;

       ii) if the figure resulting under paragraph (i) above is greater than the amount paid by the Shareholder to the Buyer or the relevant member of the Buyer's Group in respect of the relevant Claim such lesser amount as shall have been so paid by the Shareholder.

      (j) The Buyer agrees that it shall not be entitled to recover damages or obtain payment reimbursement restitution or indemnity to the extent that it has already recovered such sum pursuant to any other provision of this Agreement.

     (k) If the Buyer becomes aware of any third party Claim potential Claim matter or event (hereinafter a "Third Party Claim" which might lead to a Claim being made the Buyer:

       i) shall procure that notice thereof is given to the Shareholders;

       ii) shall not make (or as appropriate shall procure that no member of the Buyer's Group shall make) any admission liability agreement or compromise with any person body or authority in relation to any such Third Party Claim without prior consultation with the Shareholders;

       iii) shall take (or as appropriate shall procure that any relevant member of the Buyer's Group shall take) such action as the Shareholders may reasonable request to avoid dispute resist appear compromise or defend such Third Party Claim potential Claim matter or event or any adjudication in respect thereof provided that such action does not prejudice the goodwill or conduct of the business of the Company or any Group Company.

     (l)Nothing in the Clause 3.31 shall in any way restrict or limit the general obligation in law on the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Shareholders of the terms of this Agreement.

      3.32 Notwithstanding any other provision in the Agreement, the Tax Deed or any agreement entered into pursuant to this Agreement, none of the limitations contained in Clause 3.31 shall apply to any claim for breach of any of the Representations or under the Tax Deed where a fact, matter or circumstance giving rise to a claim arises as a result of fraud, negligence, misrepresentation, willful concealment or non-disclosure on the part of the Shareholders.

                             ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Shareholders that the statements contained in this Article IV are accurate, correct and complete as of the Closing Date.

     4.1 Authority.  Buyer has full right, power and authority, without the
         ---------
consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

     4.2  Validity; Due Issuance.  This Agreement has been, and the
          ----------------------
documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. The Consideration Shares issuable under this Agreement have been duly authorized and when issued in accordance with this Agreement shall be validly issued, fully paid and nonassessable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any security interest or the termination or acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of Buyer, (b) any note, bond, Security Interest, indenture, contract, agreement, permit, license or other instrument to which Buyer is a party or by which either or any of their respective assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, applicable to Buyer. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

     4.3  Due Organization.  Buyer is a corporation duly organized, validly
          ----------------
existing, and in good standing under the laws of the state of Delaware.

     4.4  Brokers.  Buyer does not have any liability or obligation to pay
          -------
any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                                ARTICLE V

                                COVENANTS

     5.9  Restrictions on the Shareholders post-Closing
          ---------------------------------------------



In this Clause:

           "Business"                means all and any trades or
                                     other commercial activities of
                                     the Company which as at the
                                     Closing Date the Company shall
                                     carry on with a view to profit
                                     or which the Company shall as at
                                     the Closing Date have determined
                                     to carry on with a view to
                                     profit in the immediate or
                                     foreseeable future;

           "Confidential             means all or any information
            Business                 relating to:
               Information"
                                    (i)   the business methods,
                                          corporate plans,
                                          management systems,
                                          finances, new business
                                          opportunities or
                                          development projects of
                                          the Company;

                                    (ii)  the marketing or sales of
                                          any past or present or
                                          future product or service
                                          of the Company; or

                                    (iii) any trade secrets or other
                                          information relating to
                                          the provision of any
                                          product or service of the
                                          Company to which the
                                          Company attaches
                                          confidentiality or in
                                          respect of which it holds
                                          an obligation of
                                          confidentiality to any
                                          third party;

                "Customer"                means any person, firm or
                                          company who or which shall at
                                          the Closing Date be in
                                          negotiation with the Company for
                                          the provision of Restricted
                                          Services or to whom the Company
                                          has provided Restricted Services
                                          during the period of one year
                                          prior to Closing;

                "Material Interest"       means:
                                         (a)   the holding of any
                                               position as director,
                                               officer, employee,
                                               consultant, partner,
                                               principal or agent;

                                         (b)   the direct or indirect
                                               control or ownership
                                               (whether jointly or alone)
                                               of any shares or
                                               debentures or any voting
                                               rights attached to them; or

                                         (c)   the direct or indirect
                                               provision of any financial
                                               assistance.

                "Restricted Area"         means the United Kingdom;

                "Restricted               means the business of
                   Services"              originating and acquiring
                                          financial receivables including
                                          without limitation, the leasing
                                          of computer and other equipment;


      and covenants given in respect of "the Company" shall be deemed to be given separately in respect of the Company and each of its Subsidiaries and (unless the context or subject matter otherwise requires) the expression "the Company" in this Clause 5.9 shall be construed accordingly

            Without prejudice to any provisions operating to similar effect which may be contained in any service contract or contract of employment entered into now, or in the future between any of the Shareholders and the Company or any members of the Buyer Group, each of the Shareholders hereby covenants with the Buyer that without the prior written consent of the Buyer:

            (a) he will not for a period of 3 years after Closing hold any Material Interest in any business (other than the Buyer or the Company or any company which may acquire the Buyer or the Company) which provides Restricted Services in competition with the Business in the Restricted Area;

            (b) he will not for a period of 3 years after Closing hold any Material Interest in any person, firm or company carrying on business in the Restricted Area (other than the Buyer or the Company or any company which may acquire the Buyer or the Company) which requires or might reasonably be expected by the Company to require him to disclose or make use of any Confidential Business

                   Information in order properly to discharge his duties or to further his interest such person, firm or company;

            (c) he will not at any time after Closing disclose or permit there to be disclosed (save as authorised by the Buyer or required by law, any Confidential Business Information, nor will he at any time after Completion otherwise make use of any Confidential Business Information for his own benefit, or for the benefit of others, or in any way to the detriment of the Company;

            (d) he will not at any time after Closing solicit or entice away or seek to entice away any person who is, and was at the date of Completion, employed by the Company;

            (e) he will not for a period of 3 years after the Closing Date within the Restricted Area and in respect of Restricted Services directly or indirectly: solicit the custom of, or orders from, or accept orders from any person, firm or company who at any time during the two years immediately preceding Closing was a client or customer of the Company in respect of Restricted Services;

            (f) that he will not for a period of 3 years after the Closing Date interfere with or seek to interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying equipment or services to the Company at any time during the two years immediately preceding Closing; or

            (g) that if he shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions or disclosure, he will not without the previous written consent of the Buyer at any time infringe such restrictions.

            The Parties agree that the restrictions contained in this Clause
            5.9 shall not apply if and to the extent that the Confidential Business Information concerned has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by the Shareholders).

            Each Shareholder shall procure that all companies and businesses directly or indirectly owned or controlled by him shall be bound by and observe the provisions of this Clause as if they were parties covenanting with the Buyer.

            Each Shareholder acknowledges that the Buyer is accepting the benefit of the covenants contained in this Clause both on its own behalf and on behalf of its Subsidiaries with the intention that the Buyer may claim against any or all of the Shareholder on behalf of any such Subsidiary for loss sustained by that Subsidiary as a result of any breach of the covenants contained in this Clause.

            Nothing in this Clause 5.9 shall preclude any Shareholder from being the owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List or the Alternative Investment Market of The Stock Exchange.

            The restrictions contained in this Clause 5.9 are considered reasonable by the Shareholders in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

            The provisions of contained in Clause 5.9 are separate and severable and shall be enforceable accordingly.


                                 ARTICLE VI

                      CONDITIONS TO OBLIGATION TO CLOSE

     6.1  Conditions to Obligation of Buyer.  The obligation of Buyer to
          ---------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the Company and the Shareholders shall have procured all of the third party consents necessary to consummate this transaction for the sale of the Shares;

          (b) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

          (c) the Shareholders shall have obtained all necessary waivers and approvals required under the City Code on Takeovers and Mergers with respect to the transactions contemplated by this Agreement;

          (d) Buyer shall have received a confirmatory statement , in form and substance reasonably satisfactory to Buyer and its counsel in respect of the ability of Marina Investments Limited to execute and perform the obligations under this Agreement;

          (e) Michael Johnson Gareth Jones and David Hoggard shall have entered into an Employment Agreement with the Company in the agreed form;

          (f) the Parties shall have entered into the Tax Deed in the agreed form;

          (g) Buyer shall have received audited accounts of the Company and its Subsidiaries for the period ended December 31, 1997 which shall be reasonably satisfactory in form and substance to Buyer and its counsel;

          (h) all actions to be taken by the Company or the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

          (i) a letter having received from British Arab Commercial Bank in a satisfactory form to the Buyer stating that the sale of the Shares as contemplated herein does not constitute an event of default.

          (j) any necessary waivers or consents having been obtained so as to enable the Buyer to be registered as the holder of the capital stock;

          (k) Buyer shall have received duly executed stock transfer forms in its favour from each of the Shareholders in respect of the Shares being sold by each of them together with the share certificates relating to the Shares;

          (l) All share certificates relating to all of the issued shares in the capital of each of the Company's Subsidiaries having been delivered to the Buyer;

          (m) Buyer shall have received all land certificates, charge certificates and leases, title deeds and other documents relating to the Properties (save to the extent that the same are in possession of mortgagees); and

          (n) Buyer shall have received the common seals, certificates of incorporation and statutory books for the Company and each of the Subsidiaries.

Buyer may waive in writing any condition specified in this Clause 6.1.

     6.2 At or prior to Closing, the Shareholders shall procure the passing of board resolution of the Company and each of the Company's
Subsidiaries:

          (a) appointing Michael Sabel and Tom Depping as directors of the Company, Suffolk Street Mortgage Management Limited and Academy Asset Finance Limited;

Clause

                                 ARTICLE VII

                         SURVIVAL AND INDEMNIFICATION

     7.1  Survival.  All representations, warranties, covenants and agreements
          --------
contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties shall survive the Closing for a period of two years; provided, however, that any representations and warranties contained in Section 3.4 (Capitalization) shall survive indefinitely. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of any such Party.


     7.2  Indemnification by the Shareholders.
          -----------------------------------

          (a) The Shareholders hereby agree to fully indemnify and keep fully indemnified the Buyer against all costs, losses, liabilities, damages, fees or expenses (including reasonable legal fees) suffered or incurred by the Buyer or any Group Company in connection with the Business or the operation thereof (whether before or after the Closing
     Date) not complying with any provision of the Consumer Credit Act 1974 as amended, replaced or re-enacted from time to time together with any subordinate legislation made thereunder.

          (b) The Shareholders hereby agree to fully indemnify and keep fully indemnified the Buyer against all costs, losses and liabilities, damages, fees or expenses suffered or incurred by the Buyer or any Group Company in relation to:

                    (i) the statutory books of the Company and its Subsidiaries not being kept in accordance with the requirements of the Companies Act;

                    (ii) the outcome of the Welcomme litigation to the extent that such costs, losses, liabilities, damages, fees or expenses exceed the aggregate of the amount which has specifically been provided for it in the Last Accounts and $50,000; and

               (iii) the outcome of the Wedderburn litigation regarding title to the Wedderburn property to the extent of the market value of the Wedderburn property as at the date that such litigation is settled or concluded in any other way.

                                ARTICLE IX

                           SECURITIES LAW MATTERS

     The parties agree as follows with respect to the sale or other disposition after Closing Date of Consideration Shares:

     9.1  Disposition of Shares.  The Shareholders agree that they will not
          ---------------------
directly or indirectly sell, transfer or otherwise dispose of any Consideration Shares issued to them, into the United States prior to one year after the date of receipt of the Consideration Shares, it being acknowledged that this covenant is made to assure compliance with Regulation S.

     9.2  Legends.  The certificates representing Consideration Shares shall
          -------
bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). IN ADDITION, SHAREHOLDERS ACKNOWLEDGE THAT THE SHARES BEING ACQUIRED BY THEM HAVE BEEN ISSUED UNDER APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER REGULATION S AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER IN THE UNITED STATES PRIOR TO ONE YEAR AFTER THE DATE OF RECEIPT OF SUCH SHARES, IT BEING ACKNOWLEDGED THAT THIS COVENANT IS MADE TO ASSURE COMPLIANCE WITH REGULATION S.

Buyer may place stop transfer orders with its transfer agents with respect to such certificates in accordance with U.S. federal securities laws.


                                ARTICLE X

                               MISCELLANEOUS

     10.1  Press Releases and Announcements.  No Party shall issue any press
           --------------------------------
release, public announcement or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the foregoing shall not prohibit disclosure to a Party's attorneys, accountants, lenders or financial advisors (who shall be bound by this provision), nor shall the foregoing prohibit Buyer from making any public disclosure it believes in good faith is required by law (in which case Buyer will advise the Shareholders prior to making the disclosure, which must be approved in content by the Shareholders, which approval cannot be unreasonably withheld or delayed). After Closing, Buyer shall be entitled to make the first public disclosure regarding the subject matter of this Agreement and Buyer's consent shall be required prior to any public disclosures made by the Seller Group.

     10.2  No Third-Party Beneficiaries. This Agreement shall not confer any
           ----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     10.3  Entire Agreement.  This Agreement (including the
           ----------------
documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof, including but not limited to the letter of intent dated June 8, 1998.

     10.4  Succession and Assignment.  This Agreement shall be binding
           -------------------------
upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. The Parties may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties save for assignments of the Agreement or any of the rights, interests or obligations within the Buyer's Group.

     10.5  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any reference herein to an agreement or contract shall be deemed to refer also to the other (such terms being interchangeable) and shall include commitments and understandings, whether written or oral, including all amendments thereto.

     10.6  Headings; Meaning.  The section headings contained in this
           -----------------
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be interpreted to mean "including without limitation."
Any statement made based upon the knowledge of a Party shall be deemed to be made based upon the best available knowledge of such Party and its advisors after due inquiry.

     10.7  Notices.  All notices, requests, demands and other communications
           -------
hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid or commercial overnight courier addressed as follows with written verification of receipt or by ii. A notice hall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.





If to the Company or the Shareholders:

M R Johnson
Zealley House
Greenhill Way
Newton Abbot
Devon
TQ12 3ZH


Copy to:

D B Gledhill
Bermans
7 Ralli Court
West Riverside
New Balley Street
Manchester
M3 5FT

If to Buyer:

First Sierra Financial
600 Travis Street, Suite 7050
Houston, Texas  77002
Fax:  001 713 237 0452
Attn:  Michael Sabel

Copy to:

Neal J. White, P.C.
McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois  60606
Fax No.:  (312) 984-3669

Bruce Gardner
Hammond Suddards
7 Devonshire Square
Cutlers Gardens
London EC2M 4YH
Fax No: 0171 655 1001

Any Party may change its address by giving the other Parties notice in the manner herein set forth.

     10.8  Governing Law.  This Agreement shall be governed by and construed
           -------------
in accordance with the laws of England and Wales, save for matters set out in Clause 2.6 which shall be governed by the internal laws (and not the laws of conflict) of the state of Illinois. For the avoidance of doubt, Illinois law shall apply to the provisions of Clause 2.6 only with regard to the operation of the escrow arrangement over the Held-Back Shares and Illinois law shall have no bearing on any other provisions of this Agreement.

     10.9  Consent to Jurisdiction.  Each party hereby irrevocably and
           -----------------------
unconditionally consents and submits to the non-exclusive jurisdiction of the English courts over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

     10.10  Amendments and Waivers.  The Parties may mutually amend any
            ----------------------
provision of this Agreement at any time prior to the Closing Date. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the appropriate Parties. No waiver by any Party of any misrepresentation or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of warranty, covenant or agreement hereunder.

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     10.11  Severability.  Any term or provision of this Agreement that is
            ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.12  Expenses.  Each party will bear its own costs and expenses
            --------
(including legal fees and expenses) incurred in connection with the investigation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

     10.13  Incorporation of Exhibits and Schedules.  The Schedules
            ---------------------------------------
identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Signed by Michael Sabel
on behalf of First Sierra Financial, Inc




in the presence of:



Signed by
Michael Johnson
in the presence of:



Signed by
Christopher Lamey
in the presence of:



Signed by
Michael Johnson
on behalf of Wendy Hazel Johnson
under a Power of Attorney
dated              1998

in the presence of:






Signed by David B Gledhill
on behalf of Marina Investments Limited
under a Power of Attorney dated 6 July 1998

in the presence of:

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